EXHIBIT 10.1(a)

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This “First Amendment” to Agreement and Plan of Merger dated as of January 11, 2008 amends the Agreement and Plan of Merger dated as of November 7, 2007 (“Agreement”) by and among Shea Development Corp. (now Riptide Worldwide, Inc.), a Nevada corporation (“Parent”), Shea Development Acquisition No. 4 Corp., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), CRI Advantage, Inc., an Idaho corporation (the “Company”), and holders of the all of the outstanding capital stock of the Company as listed on Schedule 1 hereto (“Certain Company Shareholders”).  Holders of capital stock of the Company are collectively referred to herein as the “Company Shareholders,” and individually as a “Company Shareholder”.  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10 of the Agreement.

RECITALS

A.            The Agreement anticipated a Closing on or before December 15, 2007.

B.            The Closing has been delayed and the Parties wish to amend the Agreement pursuant to the terms and conditions set forth in this First Amendment.

NOW THEREFORE, in consideration of the covenants, promises, representations and warranties set forth in the Agreement and herein, and for such other good and valuable consideration, the parties hereto intend to be legally bound agree as follows:

1.             Recitals True.  The foregoing Recitals are true and correct and are incorporated into this First Amendment by this reference.

2.             Amendment.  Pursuant to Section 9.4 of the Agreement, the parties hereto agree to modify and amend the Agreement as follows:

        A.                    Section 1.2 is amended and modified to read as follows:

1.2           Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (“the Closing”) will take place at the offices of Dunnington, Bartholow & Miller, LLP located at 477 Madison Avenue, New York, NY 10022 or at such other place as Parent and the Company mutually agree, at 10:00 a.m. local time on January 31, 2008 or the second Business Day after the day on which the last of the closing conditions set forth in Article 6 below has been satisfied or waived, or such other date as Parent and the Company mutually agree upon in writing (the “Closing Date”).  On the Closing Date: (a) the parties hereto will cause the Merger to be consummated by filing with the Secretaries of State of the State of

Idaho and the State of Nevada a certificate of merger and any required related documents in such form or forms as are required by, and executed in accordance with, applicable law (the date and time of such filing being the “Effective Time” and the date upon which the Effective Time occurs being the “Effective Date”); (b) Parent will deliver the merger consideration to the Company Shareholders in accordance with Section 1.6; and (c) Merger Sub, Company and Parent will cross-deliver the certificates and other documents and instruments to be cross-delivered pursuant to Article 6 below.

B.    Section 1.14 is amended and modified to read as follows:

1.14         Company Tax Liability.  As set forth on Schedule 1.14, the Company currently owes for the years 2006 and 2007 (a) the Internal Revenue Service $371,774.25 (as of January 8, 2008) and (b) the Idaho State Tax Commission $241,950.85 (as of January 2, 2008) for unpaid withholding and payroll taxes (“Tax Liability”).  All such amounts, plus any additional penalties and interest, due at Closing will be paid by the Company contemporaneously with Closing.  Other than as set forth in this Section 1.14 the Company will have no outstanding tax liability at Closing for the Calendar years 2004, 2005, 2006, and 2007.

C.    Section 1.6(a)(iii) (C)is amended and modified to read as follows:

                                                (C)           If the Surviving Corporation EBITDA is $1,800,000 or more for calendar year 2008 (Jan-Dec), not withstanding the Closing Date then the escrow agent will release to the Company shareholders all of the escrow cash and stock.

D.    The first paragraph of Section 2.6 is re-numbered to be Section 2.6(a)

E.     Section 2.10(e) is amended and modified as follows:

                (e)           Subject to Section 2.10(p) below, except as disclosed in Schedule 2.10(e), the Company does not have knowledge of any actions by any Taxing Authority in connection with assessing a material amount of additional Taxes against and in respect of the Company for any past period.  Subject to Section 2.10(p) below, there is no dispute or claim concerning any Tax liability of the Company (i) threatened, claimed or raised by any Taxing Authority and (ii) of which the Company is aware. Subject to Section 2.10(p) below and the disclosure of the current state of Idaho tax lien filed against the Company and its assets and the anticipated filing of a federal tax lien against the Company and its assets, Subject to Section 2.10(p) there will be no Liens for Taxes upon the Assets and Properties of the Company other than liens for Taxes not yet due or which are being contested by the Company in good faith.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, the Company with respect to any Tax assessment or deficiency affecting the Company.

F.     Section 2.10(p) is amended and modified as follows:

2.10(p)    Outstanding Tax Liabilities.

                (i)            Notwithstanding any contrary representation and/or warranty in this Section 2.10, the Internal Revenue Service (“IRS”) has issued notices of deficiency to the Company and intends to record on January 8, 2007 a general tax lien for certain unpaid IRS Form 941 employment taxes, interest and penalties assessed against the Company for tax periods Third Quarter 2006, Fourth Quarter 2006 and First Quarter 2007 (“Federal Tax Liability”).  The Company and the IRS have entered into an Installment Agreement dated April 23, 2007 whereby the Company has agreed to pay the IRS $4,000 per week commencing April 27, 2007 and continuing each week thereafter until the Federal Tax Liability is paid in full.  The Company has been in full compliance with said Installment Agreement, contemporaneous with Closing, the Federal Tax Liability will be paid in full by the Company.  Other than the specific taxes identified in this Section 2.10(p), all other taxes including payroll and withholding amounts have been paid and are current through the date of closing.

                (ii)           Notwithstanding any contrary representation and/or warranty of this Section 2.10, as disclosed on Schedule 1.14, the State of Idaho (“State”) has issued notices of deficiency to the Company and has a recorded tax lien for certain unpaid taxes, interest and penalties assessed against the Company (“State Tax Liability”).  Contemporaneous with Closing the State Tax Liability will be paid in full by the Company.

G.    Section 5.3 is amended and modified to read as follows:

5.3           Expenses.  Except as set forth in paragraph 5.7(a), whether or not the transactions contemplated hereby are consummated, each of Parent, Merger Sub and Company will be responsible for their own fees and expenses incurred in connection with this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) that may be engaged by Parent, Merger Sub and Company, incurred by a third party in connection with the negotiation and effectuation of the terms and conditions of the transactions contemplated hereby, including this Agreement, and the transactions contemplated hereby, and will be the obligation of the respective party incurring such Third Party Expenses.

H.   Section 5.7 is amended and modified to read as follows:

5.7           Company’s Accountants.  If the Closing Date occurs before December 31, 2007, the Company will use commercially reasonable efforts to cause its management and its accountants to facilitate on a timely basis (i) the preparation of audited financial statements prepared in accordance with GAAP for the years ended December 31, 2005 and 2006, (ii) the review, pursuant to the requirements promulgated by the Public Company Accounting Oversight Board of the Company’s financial statements for the nine months ended September 30, 2007 (iii) the delivery of such reports from the Company’s independent accountants to Parent prior to December 31, 2007.  If the Closing Date occurs on or after December 31, 2007 the Company will use commercially reasonable efforts to cause its management and its accountants to facilitate on a timely basis (i) the preparation of audited financial statements prepared in accordance with GAAP for the years ended and ending December 31, 2006 and 2007 respectively and (ii) the delivery of such reports from the Company’s independent accountants to Parent no later than sixty (60) days after Closing.  In addition if the Closing Date occurs prior to December 31, 2007 for the purposes of the requirements of the Internal Revenue Service Revenue Ruling 59-60 and the accounting requirements pursuant to the accounting for business combinations, the Company shall deliver no later than December 31, 2007 a balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”) that has been reviewed and approved by its independent accounting firm.  If the Closing Date occurs on December 31, 2007 or later, the Closing Date Balance Sheet will be delivered to Parent no later than ten (10) days following the Closing Date.

                (a)   All cost and expense related to the following reports will be paid by the Parent:

                                (i)            2007 Audit

                                (ii)           Academic Accelerator, LLC Valuation Report

                                (iii)          FAS 123 Stock Valuation

I.      The second sentence of Section 2.19 is amended and modified to read as follows:

To the Company’s knowledge, except for the disclosure of the Federal and Idaho State Tax liabilities, the Company is not liable for payment to any trust or other fund……

J.     Section 6.3(l) is amended and modified to read as follows:

(l)            Audit Completion.  The Company will deliver to Parent the audited financials for the calendar year ended December 31, 2007 no later than sixty (60) days after Closing.

K.    Section 6.3(n) is amended and modified to read as follows:

(n)           Restructure of Debt.  The Company’s debt as set forth on Exhibit A, attached hereto and incorporated herein by this reference, will be restructured and paid through a loan from Parent or an affiliate of Parent on the Closing Date.

L.     Section 6.3(o) is amended and modified to read as follows:

(o)           Note to Shareholder.  One half of the CRI shareholder debt ($344,347) will be converted to Parent Common Stock and such shares are deemed to be included in the 5,900,000 equivalent shares of the Parent Common Stock identified in the Merger Consideration and the remaining one half of the shareholder debt ($344,347) will be renegotiated to a weighted average cost of debt of 5% requiring payment to the Shareholder(s) entitled to payment for such debt with interest at the rate of 5% per annum, interest only payments for 18 months and then an ultimate payment of all interest and principal due and owing to the shareholder(s) upon the expiration of 18 months from Closing.

M.   Section 8.1(b) is amended and modified to read as follows:

(b)           by Parent, Merger Sub or the Company (or with respect to the obligations of any particular Certain Company Shareholder, such Certain Company Shareholder) if (i) the Closing has not occurred before 10:00 a.m. (Eastern Standard Time) on January 31, 2008,  or on such later date as the parties hereto may mutually agree (provided, however, that the right to terminate this Agreement under this sub clause 8.1(b) (i) will not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date); (ii) there will be a final non-appealable order of the United States federal or state court in effect preventing consummation of the transactions contemplated hereby; or (iii) there will be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental or Regulatory Authority that would make consummation of the transactions contemplated hereby illegal;

3.     Ratification of the Merger Agreement.  Except as modified herein, in all other respects the Merger Agreement is ratified and approved.

CRI ADVANTAGE, INC.		RIPTIDE WORLDWIDE, INC.
formerly SHEA DEVELOPMENT
CORP.

By:		By:
	Gary Brookshier	Frances E. Wilde
	President and CEO	Chairman and CEO

CERTAIN COMPANY SHAREHOLDERS
By:
Monte Brookshier

By:
Gary Brookshier

By:
Toby Tobbaccowala

Schedule 1

List of Shareholders

Name	Title	Number of Shares Owned Beneficially
Gary Brookshier	CEO and President-Director	17,200,000
Judy Brookshier	Secretary Treasurer-Director	—
Monte Brookshier	Vice President of Operations-Director	2,000,000
Tim Powers	Chief Financial Officer	—
Toby Tobaccowala	Chairman of the Board	800,000
		20,000,000

Schedule 1.14 (Amended)

Outstanding Tax Liability

Payee	Amount
Internal Revenue Service	$371,774.25
State of Idaho Withholding Tax Liability	$260,721.85

Total Tax Liability	$632,496.10

Exhibit A

Company’s Debt Amount (as of 0

January 11, 2008)

Washington Trust Bank	$178,744.79

Key	$1,100,000.00

Stearns	$800,867.05

IRS	$371,774.25

State	$260,721.85

Total	$2,712,107.94